Exhibit 99.2

Willis Names Stephen Wood Interim CFO

Wood to Succeed Patrick Regan on February 19

NEW YORK--(BUSINESS WIRE)--February 3, 2010--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, announced today that Stephen E. Wood, the company’s Global Group Financial Controller, has been named interim Chief Financial Officer.

The appointment is effective with the February 19, 2010 departure of Patrick C. Regan, who is leaving the company to become CFO of Aviva plc. Regan’s planned departure was previously announced on October 23, 2009. In his interim role, Wood will report to Willis Chairman and CEO Joseph J. Plumeri, and will continue to be based in London.

Wood joined Willis in October 2006 with more than 19 years experience gained in banking, finance and public accounting. Prior to joining Willis, he was Divisional Chief Operating Officer – Annuities at GE Life (UK), a subsidiary of General Electric. In his current role, he is responsible for external reporting, treasury and financial planning and analysis.

Willis Group Holdings plc is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

CONTACT:
Willis Group Holdings
Media:
Will Thoretz, +1 212 915 8251
will.thoretz@willis.com
or
Investors:
Kerry K. Calaiaro, +1 212 915-8084
kerry.calaiaro@willis.com